EXHIBIT 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com

Gartner Reports Financial Results for Third Quarter 2013

Contract Value Increased 12% YOY FX Neutral to $1.3 Billion

Revenue Increased 10% YOY to $411 Million

GAAP Diluted Earnings per Share Increased 21% YOY to $0.40 per Share

STAMFORD, Conn., November 7, 2013 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2013 and reiterated its outlook for full year 2013 revenues, EPS, Normalized EBITDA, and cash flows.

Total revenue was $410.7 million for third quarter 2013, an increase of 10% on a reported basis compared to third quarter 2012 and 11% adjusted for foreign exchange impact. Net income was $38.2 million in the third quarter of 2013, an increase of 22%, while Normalized EBITDA was $74.9 million, an increase of 10%. (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA). Diluted earnings per share was $0.40 in third quarter 2013 compared to $0.33 in third quarter 2012. The third quarter of 2013 and 2012 earnings per share were negatively impacted by after-tax acquisition-related charges of $(0.01) and $(0.02) per share, respectively. The acquisition-related charges include intangible amortization and integration costs.

For the nine months ended September 30, 2013, total revenue was $1,263.5 million, an increase of 11% over the same period in 2012. Revenues also increased 11% excluding the impact of foreign exchange. Net income increased 13%, to $121.4 million, while Normalized EBITDA increased 10%, to $239.9 million. Diluted earnings per share was $1.28 in 2013 compared to $1.12 in 2012, which include the negative impact of acquisition-related charges of $(0.03) per share in 2013 and $(0.04) per share in 2012.

Gene Hall, Gartner’s chief executive officer, commented, “Our third quarter results continued our trend of delivering consistent double-digit growth in each of our key financial metrics. Despite a mixed global economic environment, we continue to see robust demand, which illustrates both the value we provide to our clients and the market opportunity for our services."

Business Segment Highlights

Research

Revenue for third quarter 2013 was $316.5 million, up 11% compared to third quarter 2012. Excluding foreign exchange impact, Research revenues increased 12%. The gross contribution margin was 70% for the third quarter of 2013 compared to 68% in the same quarter of 2012. Contract value was $1,327 million at September 30, 2013, up 13% compared to September 30, 2012 on a reported basis and 12% excluding the impact of foreign

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exchange. Client and wallet retention were 82% and 97% for the third quarter of 2013 compared to 83% and 99% for the prior year quarter, respectively.

Consulting

Revenue for third quarter 2013 was $70.1 million, a decrease of 2% compared to third quarter 2012 and a decrease of 1% when adjusted for the impact of foreign exchange. The gross contribution margin for third quarter 2013 was 30% compared to 34% in third quarter 2012. Consultant utilization was 58% and 64% for third quarter 2013 and 2012, respectively, while billable headcount was 516 at September 30, 2013. Backlog was $96.5 million at September 30, 2013, a 9% decrease compared to September 30, 2012 as the third quarter of 2012 was a particularly strong quarter for bookings. Backlog at September 30, 2013 increased 3% compared to June 30, 2013 as the Company experienced a modest increase in bookings in the most recent quarter.

Events

Third quarter 2013 revenue was $24.0 million, an increase of 29% compared to third quarter 2012. Excluding the impact of foreign exchange, quarterly revenues increased 31%. The gross contribution margin was 30% in third quarter of 2013 compared to 24% in the prior year quarter. The Company held 16 events in the third quarter of 2013 and 14 in the third quarter of 2012, while attendees were 6,353 and 5,566, respectively.

Cash Flow and Balance Sheet Highlights

Gartner generated operating cash flow of $242.1 million in the nine months ended September 30, 2013 compared to $208.8 million in the same period of 2012, an increase of 16%. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) were $27.8 million in the nine months ended September 30, 2013. The Company had $374.5 million of cash at September 30, 2013. Through September 30, 2013, the Company has deployed its free cash flow principally to repurchase 2.9 million of its common shares.

Financial Outlook for 2013

Gartner also reiterated its previously disclosed full year 2013 projections for revenues, Normalized EBITDA, EPS, and cash flows:

Projected Revenue

($ in millions)	2013 Projected			% Change
Research	$1,265	—	$1,285	11%	—	13%
Consulting	305	—	320	—%	—	5%
Events	190	—	200	9%	—	15%
Total Revenue	$1,760	—	$1,805	9%	—	12%

Projected Earnings and Cash Flow

($ in millions, except per share data)	2013 Projected			% Change
Diluted Earnings Per Share	$1.90	—	$2.04	10%	—	18%
Normalized EBITDA (1)	$345	—	$365	9%	—	16%

Operating Cash Flow	$296	—	$316	6%	—	13%
Capital Expenditures	(37)	—	(38)
Free Cash Flow (1)	$259	—	$278	10%	—	17%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.

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Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, November 7, 2013 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-679-8018 and the international dial-in number is 617-213-4845 and the participant passcode is 50256561. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in over 13,422 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of September 30, 2013, had 5,891 associates, including 1,470 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition related adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

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Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2013 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012		2013	2012
Revenues:
Research	$316,518	$284,048	11%	$938,082	$836,970	12%
Consulting	70,149	71,731	(2)%	228,710	222,970	3%
Events	24,038	18,627	29%	96,714	81,119	19%
Total revenues	410,705	374,406	10%	1,263,506	1,141,059	11%
Costs and expenses:
Cost of services and product development	161,735	151,143	7%	503,376	458,853	10%
Selling, general and administrative	181,546	164,888	10%	547,653	492,627	11%
Depreciation	7,258	6,301	15%	21,375	18,378	16%
Amortization of intangibles	1,351	1,362	(1)%	4,089	3,029	35%
Acquisition and integration charges	72	944	(92)%	278	2,126	(87)%
Total costs and expenses	351,962	324,638	8%	1,076,771	975,013	10%
Operating income	58,743	49,768	18%	186,735	166,046	12%
Interest expense, net	(2,124)	(2,209)	(4)%	(6,704)	(6,557)	2%
Other income (expense), net	5	(748)	(101)%	(64)	(1,802)	(96)%
Income before income taxes	56,624	46,811	21%	179,967	157,687	14%
Provision for income taxes	18,430	15,436	19%	58,584	50,607	16%
Net income	$38,194	$31,375	22%	$121,383	$107,080	13%

Income per common share:
Basic	$0.41	$0.34	21%	$1.30	$1.15	13%
Diluted	$0.40	$0.33	21%	$1.28	$1.12	14%

Weighted average shares outstanding:
Basic	92,689	93,522	(1)%	93,286	93,429	—%
Diluted	94,355	95,611	(1)%	95,100	95,791	(1)%

BUSINESS SEGMENT DATA

(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended September 30, 2013
Research	$316,518	$96,189	$220,329	70%
Consulting	70,149	49,035	21,114	30%
Events	24,038	16,943	7,095	30%
TOTAL	$410,705	$162,167	$248,538	61%

Three Months Ended September 30, 2012
Research	$284,048	$90,508	$193,540	68%
Consulting	71,731	47,351	24,380	34%
Events	18,627	14,116	4,511	24%
TOTAL	$374,406	$151,975	$222,431	59%

Nine Months Ended September 30, 2013
Research	$938,082	$289,128	$648,954	69%
Consulting	228,710	151,874	76,836	34%
Events	96,714	59,396	37,318	39%
TOTAL	$1,263,506	$500,398	$763,108	60%

Nine Months Ended September 30, 2012
Research	$836,970	$265,423	$571,547	68%
Consulting	222,970	143,084	79,886	36%
Events	81,119	48,252	32,867	41%
TOTAL	$1,141,059	$456,759	$684,300	60%

SELECTED STATISTICAL DATA

	September 30, 2013	September 30, 2012
Research contract value (a)	$1,326,733	$1,174,700
Research client retention	82%	83%
Research wallet retention	97%	99%
Research client organizations	13,422	12,612
Consulting backlog (a)	$96,509	$106,100
Consulting—quarterly utilization	58%	64%
Consulting billable headcount	516	499
Consulting—average annualized revenue per billable headcount (a)	$374	$415
Events—number of events for the quarter	16	14
Events—attendees for the quarter	6,353	5,566

 (a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$38,194	$31,375	$121,383	$107,080
Interest expense, net	2,124	2,209	6,704	6,557
Other (income) expense, net	(5)	748	64	1,802
Tax provision	18,430	15,436	58,584	50,607
Operating income	$58,743	$49,768	$186,735	$166,046
Normalizing adjustments:
Stock-based compensation expense (b)	7,475	9,219	27,049	28,021
Depreciation, accretion, and amortization (c)	8,643	7,712	25,586	21,569
Acquisition and integration adjustments (d)	72	1,320	536	2,583
Normalized EBITDA	$74,933	$68,019	$239,906	$218,219

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(d)
Consists of charges and adjustments related to the acquisition of Ideas International, which we acquired in June 2012. The charges consist of directly-related expenses for legal, consulting, and severance. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.